Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, Haas Petroleum Engineering Services, Inc. hereby consents to all references to our firm included in or made a part of the EXCO Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2010 and further consents to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-159930, 333-156086, 333-132551, 333-133481, and 333-146376) and on Form S-3 (Nos. 333-166131 and 333-169253) of EXCO Resources, Inc. of information from our reserve report dated January 13, 2011 on the estimated oil and natural gas reserve quantities of EXCO Resources, Inc. and its consolidated subsidiaries presented as of December 31, 2010.

/s/ Robert W. Haas
Haas Petroleum Engineering Services, Inc.

Dallas, Texas

February 24, 2011